Exhibit 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

Immunocore Holdings plc
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, nominal value GBP 0.002 per share(2)	Other	1,584,014(3)(4)	—	—	.00015310	— (4)
Debt Convertible into Equity	2.50% Convertible Senior Notes due 2030	Other	$150,000,000	100%	$150,000,000	.00015310	$22,965
Total Offering Amounts				—	$150,000,000	—	$22,965
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$22,965

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”), based on 100% of the aggregate principal amount of the 2.50% Convertible Senior Notes due 2030 (the “Notes”).

(2)
These ordinary shares are represented by American depositary shares (“ADSs”), each of which represents one ordinary share of the registrant. The ADSs issuable on deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-252487).

(3)
Represents the greatest number of ADSs issuable upon conversion of the Notes, subject to adjustment in certain circumstances. Pursuant to Rule 416(a) under the Securities Act, we are also registering an indeterminate amount of ADSs as may be issuable from time to time upon conversion of the Notes as a result of stock splits, stock dividends or the other anti-dilution provisions of the Notes.

(4)
Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the ADSs issuable upon conversion of the Notes because no additional consideration will be received by the registrant.